Exhibit (g)(2)(ii)
EXHIBIT B
TO
CLEAR STREET CUSTODY AGREEMENT

Name of Series
Langar Global HealthTech ETF
North Shore Equity Rotation ETF
Tuttle Capital Inverse ESG ETF
Tuttle Capital Self Defense Index ETF